Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Harpoon Therapeutics, Inc.:

•	Registration Statement on Form S-8 (No. 333-229592) pertaining to the Harpoon Therapeutics, Inc. 2015 Equity Incentive Plan, 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan;
•	Registration Statement on Form S-8 (No. 333-237173) pertaining to the Harpoon Therapeutics, Inc. 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan; and
•	Registration Statement on Form S-3 (No. 333-237175) of Harpoon Therapeutics, Inc.

of our report dated March 10, 2021 with respect to the financial statements of Harpoon Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Redwood City, California

March 10, 2021